Exhibit 99.1

Veritas Farms, Inc. Reports 361% Increase in First Quarter 2019 Revenues

Fort Lauderdale, Florida - May 17, 2019 - Veritas Farms, Inc. (OTCQB: VFRM), a vertically-integrated agribusiness focused on the production of full spectrum hemp extracts with naturally occurring cannabinoids, today announced that the Company has reported its operating results for the three months ended March 31, 2019, through the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Selected Financial Highlights - 1st Quarter Ended March 31, 2019

●	Total Revenues: Up 361.2% to $1,524,930 compared to $331,416 in Q1 2018

●	Total Revenues: Up 58.5% to $1,524,930 compared to $961,929 in Q4 2018

●	Gross Profit: Up 370.3% to $627,434, compared to $133,413 in Q1 2018

●	Total Assets: Up 12.2% to $7,870,935, compared to $7,014,086 at Dec. 31, 2018

●	Total Inventory: Up 15.8% to $2,658,581, compared to $2,295,943 at Dec. 31, 2018

Alexander M. Salgado, CEO and co-founder of Veritas Farms, commented, “Following our record setting revenue growth in 2018, Veritas Farms has emerged as one of the leading and most trusted fully-integrated hemp companies in the country. During the first three months of 2019, the Company continued to build on that strong reputation with the successful launch of the Veritas Farms™ brand of full-spectrum hemp extract products in some of the largest traditional brick-and-mortar retailers in the country, such as CVS Pharmacy stores.”

“That increased acceptance from mainstream consumers and traditional retail distribution channels helped boost Veritas Farms’ sales to new record levels again and added even more momentum to the entire sector. To leverage this enormous opportunity, the Company intends to increase its already considerable cultivation and manufacturing capacities, as well as, expand its proven sales, marketing, and brand building programs.”

“The Company also has plans to launch two additional large-market full spectrum hemp extract product lines during the second half of the year. Both planned product lines are expected to achieve significant sales levels.”

Mr. Salgado concluded, “We are in a strong position for continued growth during the balance of 2019 as more people try our expanding line of Veritas Farms™ brand products each day for the first time. We are confident that our lab tested full-spectrum hemp extract products will exceed the high expectations of every consumer, health care provider, and distributor.”

Veritas Farms™ brand products can be found at several leading online and brick-and-mortar retailers across the United States, including select CVS Pharmacy stores.

For additional information regarding Veritas Farms, Inc. and to purchase product online, visit www.theveritasfarms.com.

About Veritas Farms, Inc.

Veritas Farms, Inc. (OTCQB: VFRM) is a vertically integrated agribusiness focused on producing superior quality, whole plant, full spectrum hemp oils and extracts containing naturally occurring cannabinoids. The Company currently operates a 140-acre farm and production facilities in Pueblo, Colorado, and is registered with the Colorado Department of Agriculture to grow industrial hemp. The Company markets and sells products under its Veritas Farms™ brand and manufactures private label products for a number of leading distributors and retailers.

Veritas Farms™ brand full spectrum hemp extract products include vegan capsules, tinctures, formulations for sublingual applications and infused edibles, lotions, salves, and oral syringes in a variety of size formats and flavors. All Veritas Farms™ brand products are third-party laboratory tested for strength and purity. The Company files periodic reports with the Securities and Exchange Commission, which can be viewed at www.sec.gov.

For additional information and online product purchase, visit www.theveritasfarms.com.

Veritas Farms, Inc. - Investor Contact

Toll-Free: (888) 549-7888

E-mail: ir@theveritasfarms.com

Veritas Farms, Inc. - Social Media

Instagram: www.instagram.com/veritasfarmsofficial/

Facebook: www.facebook.com/VeritasFarmsOfficial/

LinkedIn: www.linkedin.com/company/veritasfarms/

Twitter: www.twitter.com/theveritasfarms

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including those with respect to the Company’s mission statement and growth strategy, are “forward-looking statements.” Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve many risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.